Exhibit 99.1

Floor & Decor Announces Promotion of Trevor Lang to President

August 4, 2022

Floor & Decor Holdings, Inc. (the “Company”) (NYSE:FND), a leading specialty retailer of hard surface flooring, announced today that Trevor Lang, Executive Vice President and Chief Financial Officer, will be promoted to the role of President. The Company will conduct a search for a new Chief Financial Officer, which will include internal and external candidates. Mr. Lang’s promotion will be effective upon the appointment of a new Chief Financial Officer.

Mr. Lang joined Floor & Decor as Senior Vice President and Chief Financial Officer in 2011, and was promoted to Executive Vice President of Professional Services and Chief Financial Officer in 2014 in connection with his assuming responsibility for leading the Company’s Pro and Commercial business. He previously served as Chief Financial Officer of Zumiez Inc. and Vice President of Finance for Carter’s, Inc.

Tom Taylor, Chief Executive Officer of Floor & Decor, said, “For the last 11 years, in addition to being an outstanding CFO, Trevor has been critical in leading our business in all areas, including our technology, Pro and commercial strategies. After an extensive internal and external assessment, we concluded that his in-depth knowledge of our company, industry, culture, strategy and products make him the right person for this expanded role. I look forward to continuing to work with him.”

About Floor & Decor Holdings, Inc.

Floor & Decor is a multi-channel specialty retailer and commercial flooring distributor operating 174 warehouse-format stores and five design studios across 34 states as of the end of the second quarter of fiscal 2022. The Company offers a broad assortment of in-stock hard-surface flooring, including tile, wood, laminate, vinyl, and natural stone along with decorative accessories and wall tile, installation materials, and adjacent categories at everyday low prices. The Company was founded in 2000 and is headquartered in Atlanta, Georgia.

Forward-Looking Statements

This press release may include statements that constitute “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this release, are forward-looking statements. Forward looking statements include any statements regarding the Company’s strategic and operational plans, future performance or financial condition and may often be identified by the use of words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “could,” “seeks,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “budget,” “potential,” “focused on” or “continue” and other similar expressions that predict or indicate future events or trends.

Forward looking statements speak only as of the date hereof and are not guarantees of future events, results, performance or achievements. These statements are based on the Company’s current expectations, assumptions, estimates and projections and involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results to be materially different from those expressed or implied by the forward-looking statements, including, without limitation, those factors described in the Company’s filings with the Securities and Exchange Commission. Except as required by applicable law, the Company does not plan to update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise.

Investor Contacts:

Wayne Hood
Vice President of Investor Relations
678-505-4415
Wayne.hood@flooranddecor.com

or

Matt McConnell
Senior Manager of Investor Relations
770-257-1374
matthew.mcconnell@flooranddecor.com